EXHIBIT 99.2

CUBIST ANNOUNCES OBJECTIVES MET IN PHASE 2 SAFETY STUDY OF CUBICIN IN PROSTHETIC JOINT INFECTIONS

Lexington, Mass., July 13, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST), a leading acute care therapeutics company, today announced that its Phase 2 safety study of CUBICIN® (daptomycin for injection) in the treatment of prosthetic joint infections caused by certain Gram positive pathogens met its study objectives. This study was a first-of-its-kind randomized controlled Phase 2 trial studying anti-infective therapy in the setting of 2-stage surgery for the replacement of infected prosthetic hip or knee joints.

The study compared CUBICIN at doses of 6 and 8 mg/kg with standard of care (vancomycin, teicoplanin or semi-synthetic penicillins) administered for approximately 6 weeks following surgery to remove the infected prosthesis. The primary objective was to assess the safety and tolerability of CUBICIN at the two doses studied. The number of adverse events for both dosing regimens was similar to comparator therapy. Although primarily a safety study, clinical and microbiological outcomes were assessed following treatment—with a Test of Cure (TOC) visit 1-2 weeks following the second surgery where a new prosthetic joint was placed. The clinical response rate for CUBICIN at both doses studied was numerically higher than comparator at the TOC visit. This study was not powered for statistical significance.

The company plans to submit these results as a late breaker to a fall 2010 infectious disease conference.

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S. and many other markets as therapy for Staphylococcus aureus bloodstream infections (bacteremia), including right-sided endocarditis caused by methicillin-resistant S. aureus (MRSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com